Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
FIESTA RESTAURANT GROUP, INC.

Fiesta Restaurant Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
FIRST:    The Board of Directors of the Corporation, by unanimous written consent dated February 21, 2018, adopted resolutions proposing and declaring it advisable and in the best interests of the Corporation that the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), be amended as follows:
Section (A) of Article NINTH of the Certificate of Incorporation is hereby amended in its entirety by inserting the following in lieu thereof:
“(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board which shall consist of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by an affirmative vote of a majority of the Board. The directors shall be elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders and each director shall remain in office until his or her successor shall have been duly elected and qualified, or until his or her prior death, resignation, retirement, disqualification or removal from office. The directors shall be elected by an affirmative vote of a majority of the votes cast with respect to such nominee at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In an election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee must exceed 50% of the votes cast with respect to such nominee (excluding abstentions). If the number of directors is changed, in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Subject to the rights of holders of the Preferred Stock, any newly created directorship on the Board that results from an increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification or removal (whether or not for cause) from office or any other cause shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill a vacancy in the Board resulting from death, resignation, disqualification or removal from office or any other cause shall have the same remaining term as that of his predecessor. Directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Voting Stock entitled to vote thereon, voting together as a single class.”
And further, Section (B) of Article NINTH of the Certificate of Incorporation is hereby amended in its entirety by inserting the following in lieu thereof:
“(B) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation as then in effect (including any Preferred Stock Designation) applicable thereto.”

SECOND:    Thereafter, pursuant to the resolutions of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held on May 2, 2018, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Certificate of Incorporation were voted in favor of the foregoing amendment.
THIRD:    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 2nd day of May, 2018.

FIESTA RESTAURANT GROUP, INC.

/s/ Maria C. Mayer
Name: Maria C. Mayer
Title: Senior Vice President, General Counsel and Secretary